EXHIBIT 5.1

January 17, 2008

MTC Technologies, Inc.

4032 Linden Ave.

Dayton, Ohio 45432

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President — General Counsel and Secretary of MTC Technologies, Inc., a Delaware corporation (the “Company”). In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed necessary for purposes of such opinions. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, I am of the opinion that the Company’s Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the MTC Technologies, Inc. 2007 Amended and Restated Deferred Compensation Plan (the “Plan”), when issued in accordance with the provisions of the Plan, will constitute valid and binding obligations of MTC Technologies, Inc., an Ohio corporation and a wholly-owned subsidiary of the Company.

The opinion set forth in the preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.

My examination of matters of law in connection with the opinions expressed herein has been limited by the procedures I have employed, and the opinions herein are limited to the laws of the State of Ohio. I express no opinion with respect to the laws of any other jurisdiction and disclaim any undertaking to advise of any change that may occur after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8/A filed by the Company to amend the registration of the Deferred Compensation Obligations to be issued pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bruce A. Teeters
Bruce A. Teeters
Senior Vice President – General Counsel and Secretary